Exhibit 10.18

Summary of Stephen A. Grover 2007 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $275,000 for Stephen A. Grover, with a bonus target of $275,000. Mr. Grover is also entitled to participate in the benefit plans provided by Knoll that are available to Knoll employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.